Exhibit 99.3

QUARTERLY OPERATING STATISTICS BY REPORTABLE SEGMENT (UNAUDITED)(1)(2)

	Three Months Ended								Years Ended December 31,
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	2017	2018
Trucking:
Average revenue per tractor(3)	$41,177	$42,176	$45,198	$49,097	$46,222	$48,892	$49,524	$51,516	$184,907	$196,064
Non-paid empty miles percentage	12.6%	12.5%	12.4%	12.7%	12.3%	12.5%	13.1%	13.5%	12.6%	12.8%
Average length of haul (miles)	497	488	445	419	422	427	419	427	441	421
Average tractors	4,674	4,601	20,295	19,988	19,650	19,249	18,906	18,828	20,138	19,155
Average trailers	12,444	12,310	61,303	65,810	65,336	62,822	60,215	58,863	64,641	61,723

Logistics:
Revenue per load - Brokerage Only(4)	$1,224	$1,285	$1,369	$1,669	$1,627	$1,644	$1,506	$1,570	$1,418	$1,578
Gross Margin - Brokerage Only	14.2%	14.3%	14.8%	17.3%	13.1%	12.9%	17.1%	18.3%	15.5%	15.8%

Intermodal:
Average revenue per load(4)	$1,885	$1,997	$2,110	$2,187	$2,203	$2,291	$2,568	$2,690	$2,158	$2,438
Load count	2,009	2,078	13,749	51,643	49,997	52,315	50,678	51,113	69,479	204,103
Average tractors	—	—	535	529	580	621	645	714	531	640
Average containers	—	—	9,122	9,122	9,121	9,119	9,366	9,706	9,122	9,330

(1)	See Consolidated Adjusted Operating Income and Adjusted Operating Ratio footnote (1).

(2)	See Consolidated Adjusted Operating Income and Adjusted Operating Ratio footnote (2).

(3)	Computed with revenue, net of fuel surcharge and intersegment transactions.

(4)	Computed with revenue, net of intersegment transactions.